ADMINISTRATIVE SERVICES PLAN

     This Administrative Services Plan (the "Services Plan") is adopted by the Vintage Mutual Funds, Inc., a Maryland corporation, (the "Company"), on behalf of each of its Funds (individually, a "Fund" and collectively, the "Funds") set forth in Schedule 1, as amended from time to time, subject to the following terms and conditions:

         Section 1. Servicing Fees.

     Participating Organizations. Each Fund or class thereof, as the case may be may enter into (A) written agreements in substantially the form attached hereto as Appendix A or in any other form duly approved by the Board of Directors ("Servicing Agreements") with broker/dealers, banks, investment advisory firms and other financial institutions ("Participating Organizations") which are shareholders of record or which have a servicing relationship with the beneficial owners of a class of the Company's shares ("Shares") of one or more of the Company's investment portfolios (such portfolios hereinafter individually called a "Fund" and collectively the "Funds"). Such Servicing Agreements shall require the Participating Organizations to provide administrative support services as set forth below and described in the Company's applicable Prospectuses to their customers who own of record or beneficially Shares in consideration for a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, at the annual rate of up to 0.25% of the average daily net asset value of Shares owner of record or beneficially by such customers. Any bank, trust company, thrift institution, broker-dealer or other financial institution is eligible to become a Participating Organization and to receive fees under this Plan.

     Adjustment to Fees. Any Fund or Class may pay a service fee ("Service Fee") to any Participating Organization at a lesser rate than the fees specified in
Section 1 hereof as agreed upon by the Board of Directors and the Participating Organization and approved in the manner specified in Section 3 of this Services Plan.

     Payment of Fees. The Service Fee will be calculated daily and paid quarterly by each Fund at the annual rates indicated above. Except as they may be absorbed by Investors Management Group, Ltd., ("IMG"), investment advisor to the Company, all expenses incurred by the Company with respect to Shares of a particular Fund or Class in connection with the Servicing Agreements and the implementation of this Plan shall be borne entirely by the holders of Shares of the Fund or Class.

         Section 2. Expenses Covered by the Plan.

     Service Fees may be paid to Participating Organizations who provide administrative and support services to their customers who may from time to time beneficially own shares, which may include, but are not limited to, (i) establishing and maintaining accounts and records relating to shareholders; (ii) processing dividend and distribution payments from the Fund on behalf of shareholders; (iii) periodically providing information to shareholders showing their positions in shares and integrating such statements with those of other transactions and balances in shareholders' other accounts serviced by such financial institution; (iv) arranging for bank wires; (v) responding to shareholder inquiries relating to the services provided; (vi) responding to routine inquiries from shareholders concerning their investments; (vii) providing subaccounting with respect to shares beneficially owned by shareholders, or the information to the Fund necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to shareholders; (ix) assisting in processing purchase, exchange and redemption requests from shareholders and in placing such orders with the Funds' service contractors; (x) assisting shareholders in changing dividend options, account designations and addresses;
(xi) providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; and
(xii) providing such other similar services as the Fund may reasonably request to the extent the Participating Organization is permitted to do so under applicable statutes, rules and regulations. Notwithstanding the foregoing, no Service Fees may be used by a Participating Organization for payments for any activity by any person which is primarily intended to result in the sale of shares of any Fund.

         Section 3. Approval of Directors.

     The Services Plan shall not take effect with respect to the Shares of a Fund until it has been approved, together with the form of the Servicing Agreements, by a vote of a majority of the Directors who are not "interested persons" of the Company (as defined by the Investment Company Act of 1940) and who have no direct or indirect financial interest in the operation of this Services Plan or in any agreements related to this Services Plan (the "Disinterested Directors") cast in person at a meeting called for the purpose of voting on the Services Plan or such Servicing Agreement provided, however, that the Services Plan shall not be implemented for a particular Fund prior to the effective date of the Post-Effective Amendment to the Company's Registration Statement describing the Services Plan and its implementation with respect to that Fund.

         Section 4. Continuance of the Services Plan.

     This Services Plan will continue in effect until February 13, 1999 and thereafter for successive twelve-month periods, provided, however, that such continuance is specifically approved at least annually by the Directors of the affected Fund and by a majority of the Disinterested Directors.

         Section 5. Termination.

     The Services Plan may be terminated at any time with respect to a Fund or Class (i) by a majority vote of the Disinterested Directors, or (ii) by a Fund or Class by the vote of a majority of the outstanding voting securities of such Fund or Class. The Services Plan may remain in effect with respect to a Fund or Class even if the Services Plan has been terminated in accordance with this
Section 5 with respect to any other Fund or Class.

         Section 6. Amendment.

     This Services Plan may be amended at any time with respect to any Fund or Class by the Board of Directors, provided that any material amendments of the terms of this Services Plan shall become effective only upon the approvals set forth in Section 4.

         Section 7. Selection of Certain Directors.

     While the Services Plan is in effect, the selection and nomination of Disinterested Directors shall be committed to the discretion of the Company's Disinterested Directors.

         Section 8. Written Reports.

     In each year during which the Services Plan remains in effect, a person authorized to direct the disposition of monies paid or payable by a Fund pursuant to the Services Plan or any related agreement will prepare and furnish to the Company's Board of Directors, and the Board will review, at least quarterly, written reports complying with the requirements of the Rule which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

         Section 9. Preservation of Materials.

     The Company will preserve copies of the Services Plan, any agreement relating to the Services Plan and any report made pursuant to Section 8 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Services Plan, agreement or report.

         Section 10. Miscellaneous.

     The names "Vintage Mutual Funds, Inc." and "Directors of Vintage Mutual Funds, Inc." refer respectively to the Company created and the Directors, as directors but not individually or personally, acting from time to time under Articles of Incorporation dated November 17, 1994, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the State of Maryland and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Vintage Mutual Funds, Inc." entered into in the name or on behalf thereof by any of the Directors, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Directors, Shareholders or representatives of the Company personally, but bind only to assets of the Company, and all persons dealing with any series and/or class of Shares of the Company must look solely to the assets of the Company belonging to such series and/or class for the enforcement of any claims against the Company. As used in the Services Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the Investment Company Act of 1940.

     IN WITNESS WHEREOF, the Company executed this Services Plan as of

                                     .


                           VINTAGE MUTUAL FUNDS, INC.

                                      By:
                                    President


                                   Schedule 1
                          Administrative Services Plan
                           Vintage Mutual Funds, Inc.

                         Maximum
                        Annual Fee                                    Present
Fund/Class               Per Plan                                  Approved Fee

Institutional Reserves    0.25%                                      0.00%

Government Assets
     "S" Shares           0.25%                                      0.25%
     "T" Shares           0.25%                                      0.00%

Liquid Assets
     "S" Shares           0.25%                                      0.25%
     "S2" Shares          0.25%                                      0.25%
     "T" Shares           0.25%                                      0.15%

Municipal Assets
     "S" Shares           0.25%                                      0.25%
     "T" Shares           0.25%                                      0.15%

Vintage Limited Term      0.25%                                      0.00%

Vintage Bond              0.25%                                      0.00%

Vintage Income            0.25%                                      0.00%

Vintage Municipal Bond    0.25%                                      0.00%

Vintage Balanced          0.25%                                      0.00%

Vintage Equity
     "S" Shares           0.25%                                      0.25%
     "T" Shares           0.25%                                      0.00%

Vintage Aggressive Growth 0.25%                                      0.00%







As amended February 17, 2000.